Exhibit 99.1

AXSYS TECHNOLOGIES ANNOUNCES 40% GROWTH IN SALES AND

75% GROWTH IN INCOME FROM CONTINUING OPERATIONS IN SECOND QUARTER

Axsys Increases 2008 Guidance

ROCKY HILL, CT – July 22, 2008– Axsys Technologies, Inc. (NASDAQ:AXYS), a global leader in the design and development of high-performance surveillance cameras, imaging systems and related motion control technologies, today announced financial results for the second quarter ended June 28, 2008.

During the second quarter of 2008, Axsys generated sales of $60.3 million, compared to $43.0 million in the second quarter of 2007.  Income from continuing operations was $6.2 million or $0.54 per diluted share, up from $3.6 million or $0.32 per diluted share in the prior year period.

Net income was $6.1 million or $0.53 per diluted share, up from $3.8 million or $0.35 per diluted share in the second quarter of 2007.  The results for the second quarter of 2008 include a $126 thousand net loss and the results for the second quarter of 2007 include $297 thousand of net income, both related to the discontinued AST Bearings business, which was sold in November 2007.

Second Quarter Financial Highlights from Continuing Operations

Period comparisons vs. the second quarter of 2007.

•                  Sales increased 40% to a record $60.3 million;

•                  Gross margin improved to 34.4% from 32.8%;

•                  Operating margin improved to 16.2% from 13.9%;

•                  Income increased 75% to $6.2 million;

•                  Diluted earnings per share increased to $0.54 from $0.32;

•                  Backlog increased to a record $174 million.

Compared to the second quarter of 2007, the increase in sales was mainly due to continued strong demand for infrared cameras and lenses.  However, the acquisition of the gyrostabilized gimbal business in April 2007 also contributed to the year-over-year growth. Margins were favorably impacted by both the faster growth rate in the higher margin Surveillance Systems Group and improved leverage on operating expenses.  Backlog growth was mainly attributable to large infrared lens orders for the Common Remotely Operated Weapon Station (CROWS) and Thermal Weapons Sight (TWS) II programs.

Segment Sales

	Three Months Ended:		Six Months Ended
(Millions)	Jun 28, 2008	Jun 30, 2007	Jun 28, 2008	Jun 30, 2007
Surveillance Systems Group	$20.9	$10.8	$38.7	$20.0
Imaging Systems Group	39.4	32.1	78.0	58.5

Compared to the same period in the prior year, the Surveillance Systems Group increased sales by 92%.  This segment’s strong performance was driven by continued broad-based demand for camera systems for land, marine and airborne applications.

The Imaging Systems Group’s sales grew 23% year over year. Within the Imaging Systems segment, the infrared lens business’ results were particularly strong.

“Both of our business segments continued to demonstrate outstanding growth in the second quarter,” said Stephen W. Bershad, Chairman and CEO of Axsys Technologies.  “As expected, the Surveillance Systems Group is growing faster than the Imaging Systems Group and its higher margins are increasing the company’s overall profitability.  Based on our updated expectations for the remainder of the year, Axsys is increasing its financial guidance for fiscal 2008.”

Fiscal 2008 Earnings Guidance Increase

Axsys is increasing its full-year 2008 guidance as follows:

•      Sales are expected to be in the range of $237 million to $241 million, up from the $224 million to $228 million range previously provided.

•      Diluted earnings per share are expected to be in the range of $2.09 to $2.15, up from the previous guidance of $1.88 to $1.92.

“Axsys’ impressive financial performance coupled with 24% backlog growth in the first half of the year provide a solid basis for increasing our fiscal 2008 guidance,” continued Mr. Bershad. “Our updated guidance includes significant investments in both capital and R&D, which will be required to sustain our long-term growth.”

Conference Call

Management will conduct a conference call to review the Company’s financial results on Wednesday, July 23, 2008 at 10:00 a.m. Eastern Time.  Shareholders, institutional investors and equity research analysts are invited to participate in the call by dialing 1-888-713-4209 and providing the operator with the conference ID# 38811772 to enter the call. Callers are advised to dial into the call at least ten minutes prior to the call to register. Participants may pre-register for the call at https://www.theconferenceingservice.com/prereg/key.process?key=PE3CKLVPU. Pre-registrants will be issued a pin number to use when dialing into the live call. The pin will enable participants to bypass the operator for quicker access to the call.

The conference call will be webcast live via the Investor Relations section of the Company’s web site at www.axsys.com.  A replay of the webcast will be available shortly after the conclusion of the call for a period of approximately 90 days.

About Axsys

Axsys Technologies, Inc. is a global leader in the design and development of high-performance surveillance cameras, imaging systems and related motion control technologies, serving the aerospace, defense, and high-performance commercial markets.  For more information, visit www.axsys.com.

Contacts

David A. Almeida	Julie L. Oakes
Chief Financial Officer	Director of Investor Relations
(860) 257-0200	(860) 594-5751
Invest@axsys.com

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as “expect,” “anticipate,” “plan,” “may,”  “will,” “estimate” or other similar expressions.  Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially.  Important factors, which could cause actual results to differ materially, are described in Axsys’ reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including without limitation: changes in the U.S. federal government spending priorities; the Company’s ability to compete in the industries in which it operates, including the introduction of competing products or technologies by other companies and/or pricing pressures from competitors and/or customers; the potential for the Company’s backlog to be reduced or cancelled; the Company’s ability to implement its acquisition strategy and integrate its acquired companies successfully; the Company’s ability to manage costs under the Company’s fixed-price contracts effectively; and changes in general economic and business conditions.  These statements reflect the Company’s current beliefs and are based upon information currently available to the Company.  Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time, and we specifically disclaim any obligation to update these statements.

AXSYS TECHNOLOGIES, INC.

Consolidated Statements of Operations

(Dollars in thousands, except share and per share data - Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007

Sales	$60,317	$42,955	$116,747	$78,494
Cost of sales	39,592	28,854	76,815	53,350
Gross profit	20,725	14,101	39,932	25,144

Selling, general and administrative expenses	8,856	6,249	18,113	11,590
Research, development and engineering expenses	2,097	1,863	4,054	2,946
Operating income	9,772	5,989	17,765	10,608
Interest expense	(12)	(263)	(25)	(272)
Interest income	68	56	188	119
Other income (expense), net	85	11	121	(252)
Income from continuing operations before income taxes	9,913	5,793	18,049	10,203
Provision for income taxes	3,684	2,243	6,712	3,919
Income from continuing operations	6,229	3,550	11,337	6,284
(Loss) income from discontinued operations, net of income taxes	(126)	297	(126)	546
Net income	$6,103	$3,847	$11,211	$6,830

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.56	$0.33	$1.03	$0.59
Discontinued operations	(0.01)	0.03	(0.01)	0.05
Total	$0.55	$0.36	$1.02	$0.64
Weighted average basic common shares outstanding	11,033,865	10,686,285	10,965,908	10,671,827
DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.54	$0.32	$0.99	$0.57
Discontinued operations	(0.01)	0.03	(0.01)	0.05
Total	$0.53	$0.35	$0.98	$0.62
Weighted average diluted common shares outstanding	11,437,526	11,006,968	11,394,495	10,976,385

AXSYS TECHNOLOGIES, INC.

Consolidated Balance Sheets

(Dollars in thousands, except share and per share data)

	June 28, 2008	December 31, 2007
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9,294	$15,304
Accounts receivable – net	27,578	14,140
Inventories – net	58,352	52,362
Income taxes – deferred	5,505	3,923
Prepaid expenses	1,544	1,047
Other current assets	347	491
TOTAL CURRENT ASSETS	102,620	87,267
PROPERTY, PLANT AND EQUIPMENT – net	20,534	17,876
INTANGIBLE ASSETS – net	11,746	12,286
GOODWILL	85,620	85,620
OTHER ASSETS	1,398	1,634
TOTAL ASSETS	$221,918	$204,683

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$16,834	$9,325
Accrued expenses and other current liabilities	18,430	21,650
Deferred income	7,298	12,742
TOTAL CURRENT LIABILITIES	42,562	43,717
OTHER LONG-TERM LIABILITIES	9,394	8,836
SHAREHOLDERS’ EQUITY:
Common stock	111	108
Capital in excess of par	111,101	104,674
Accumulated other comprehensive income	(277)	(81)
Retained earnings	59,027	47,816
Treasury stock	—	(387)
TOTAL SHAREHOLDERS’ EQUITY	169,962	152,130

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$221,980	$204,683